Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces First Monthly Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News

Release

For Immediate Release

Austin, Texas May 21, 2012 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) announced today a cash distribution to the holders of its units of beneficial interest of $0.16234 per unit, payable on June 15, 2012, to unitholders of record on May 31, 2012.  The Trust’s first distribution relates to net profits generated during April 2012 as provided in the conveyance of net profits and overriding royalty interest.  The distribution primarily represents net profits for oil and natural gas production during the month of April 2012.

The following table displays Pacific Coast Energy Company LP (“PCEC”) underlying sales volumes and average prices for the month of April 2012.

	Underlying Sales Volumes (MBoe) (a)(b)	Average Price (per MBoe)
April 2012	110.62	$111.17

(a) Crude oil sales represented 97% of total sales volumes.

(b) Amounts presented are not net to the Trust.

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own net profits interests and an overriding royalty interest in certain oil and gas properties held by PCEC located in California in the Santa Maria Basin and the Los Angeles Basin.  The Trust is entitled to receive 80% of the net profits from the sale of oil and natural gas production from the proved developed reserves as of December 31, 2011 on certain properties (the “Developed Properties”) and either (i) an overriding royalty interest equal to 7.5% of the proceeds (free of any production or development costs but bearing its proportionate share of production and property taxes and post-production costs) attributable to the sale of oil and natural gas production from the Orcutt field in the Santa Maria Basin, or (ii) 25% of the net profits from the sale of oil and natural gas production from all other development potential of the Developed Properties (the “Remaining Properties”).

The current distribution does not include the 7.5% overriding royalty, because, as expected, the Remaining Properties had no production in April.  Due to significant planned capital expenditures to be made by PCEC on the

Remaining Properties for the benefit of the Trust, PCEC expects the Trust to receive amounts associated with the Remaining Properties in the form of royalty interest proceeds from the time production begins until approximately 2020.  The amount of the net profits from the Developed Properties was $6.6 million, after payment by PCEC to its counterparties of $0.3 million related to the settlement of applicable hedge contracts.  Development expenses included in the net profits calculation during the period were approximately $0.1 million.

Trust administrative expenses incurred in connection with the formation of the Trust and the monthly operating and services fee payable to PCEC were deducted in the calculation of the distribution payable to unit holders.  Future administrative expenses are expected to vary.

The Developed Properties, the Remaining Properties and the Trust’s net profits and royalty interests are described in more detail in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit investor.pacificcoastoiltrust.com.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	Pacific Coast Oil Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422
919 Congress Avenue Austin, TX 78701